Exhibit 10.7

                                            (Translated from Dutch into English)
UCB
UCB N.V. Human Resources Head Office - Researchdreff 60, B-1070 Brussels

PERSONAL                                                      MR. BEN VAN ASSCHE


                                                         Brussels, June 29, 1998

Dear Mr. Van Assche:

Further to our recent discussion, we wish to confirm the changes in your total compensation package.

As of January 1, 1998, your monthly gross salary will be increased from 559,701 BEF to 774,509 BEF.

In addition, as of January 1, 1998, the foreign variable income will be considered as part of your fixed base salary. However, the company reserves the right to modify this salary policy (split pay policy) at any time.

As of January 1, 1998, the existing variable compensation (contractual bonus) as described in our letters of 6/25/85, 11/27/86 and 4/15/88 is being replaced with the following program.

You will be entitled to a "target" bonus of 100% of your total annual base salary (including foreign fixed salary and representation compensation). This "target" bonus also includes the premium that the company pays out to the supplemental group insurance.

The payout level of this "target" bonus shall depend on reaching the targets, company figure targets as well as personal targets.

As of January 1, 1998, you will also be included in a new supplemental group insurance for which you will be receiving the terms and conditions shortly. The company premium for the supplemental group insurance shall under no circumstances be higher than the abovementioned total bonus amount paid out.

To get acquainted with the new program, your bonus payment during a transition period of 3 years starting with January 1, 1998, shall not be less than 15,195,608 BEF.

Enclosed you will find a sheet with the calculation which contains all details of your new salary package, together with the rules of the new bonus program.

If you have any other questions, do not hesitate to contact the Corporate Human Resources Director.

Please return the enclosed copy signed by you to indicate your approval.

Sincerely,



/S/ D. JANSSEN                            /S/ G. JACOBS
--------------                            -------------------
D. Janssen                                G. Jacobs
Vice Chairman of                          Chairman of
the Executive Committee                   the Executive Committee

Approval
August 3, 98
/signed/


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Between:

the UCB Corporation - Louizalaan 326 (box 7), 1050 Brussels, for these purposes represented by the undersigned, hereinafter called "UCB",

and

Mr. Ben Van Assche
residing at Tisseltsesteenweg 110, 2660 Willebroek

hereinafter called "the second party",

the following has been agreed:

ARTICLE 1
UCB is taking the second party in its service in the capacity of Director of its Southern European Region of its Pharma sector.

Second party shall perform his services at UCB or at its group companies.

Second party accepts with all transportation means assigned for such purpose, to undertake trips and travel as are required for such service.

ARTICLE 2
This contract starts to run on September 1, 1985.

It is entered into for an unlimited period of time.

ARTICLE 3
As compensation for the services and obligations covered by this agreement, the second party shall receive each month an amount of 150,000 Francs.

This gross compensation takes into account the coupling of compensations to the consumer price index figures as applicable in June 1985.

In accordance with the regulation in effect at UCB, the second party shall be entitled to a thirteenth month.

After deduction of the legal withholdings and of the contributions for group insurance which the second party must join, the compensation shall be deposited into the postal or bank account provided by the second party.

The second party shall keep the amount of his compensations fully confidential.

ARTICLE 4
When performing his services, the second party shall only consider the interests of the company and without the prior written approval from UCB, shall have no other profitable occupation, nor directly or indirectly engage in any trade or business or provide his assistance in any manner hereto.


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ARTICLE5
The second party acknowledges that all possible results of activities, studies, research or testing, among which are included inventions, manufacturing methods, processes and improvements, performed during the execution of this function, are the exclusive property of the Company to which he renders his services.

Only the Company shall have the right to own said results, or enjoy their benefit and, if applicable, to take out a patent, without the second party being able to claim any indemnity or special compensation as a result thereof.

ARTICLE 6
The second party shall not reveal, make public or divulge, either directly or indirectly, the manufacturing and business secrets of which he has knowledge. This shall include: processes, manufacturing skills and devices, plans, designs, agreements, technical, commercial and accounting information and other.

Nor shall he engage in any deed of unfair competition or participate in it.

The abovementioned obligations shall not come to an end upon expiration of the contract and shall continue to be binding to the second party, irrespective of the reason of the end of employment.

ARTICLE 7
When this contract is terminated, the second party shall not compete with UCB or its group companies, either by acting directly or indirectly for his own account, or by joining another employer.

However, this commitment only relates to activities of a nature similar to the ones that the second party has performed at UCB or its group companies during the twelve months prior to his end of service; this commitment covers the territory of the European Economic Community and is limited to a period of two years, starting from the day when the employment agreement comes to an end.

In the event that the above commitment is violated, the second party shall owe UCB a lump sum compensation equal to the gross compensation associated with an activity for a period of twenty-four months.

ARTICLE 8
The going into effect of this contract is dependent on:
  1. submittal by the second party of a certificate of good conduct;
  2. the favorable outcome of a medical exam to be taken by the second party with a physician designated by UCB.

ARTICLE 9
Special terms and conditions:

1. Performance of the position of Director of the Southern European Region in the Pharma sector assumes the payment of a contractual gratuity, after deduction of the legal withholdings and of the contributions for the supplemental group insurance, which the second party must join.

This contractual gratuity shall be calculated in such a way that, when adding the employers' contributions for the supplemental group insurance, the total arrives to 0.14% (fourteen hundredths of one per cent) of the profits of the UCB company, determined as follows:

From the net profits as shown in the balance sheet are deducted all general changes, financial charges and depreciations.
However, are added to the net profits, the depreciations made to the extent that they exceed the fiscal allowable depreciations, the provisions or fiscal or other reserves that are subjected to


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taxation, as well as the provisions for contractual gratuities and employer contributions for the supplemental group insurance of the year in question (excluding the thirteenth month).

UCB reserves the right to modify the percentage of the aforementioned profits if the corporation's own capital (capital and reserves) would be increased by external contributions, either by merger or by capital increase or in any other way.

The contractual gratuity shall be provided starting with the 1985 service year, after the General Meeting of Shareholders will approve the accounts for the year in question. The first time it will be computed prorata temporis, taking into account the date of employment of the second party, namely September 1, 1985.

2. Taking into account the travel that the second party will have to undertake as a result of his professional activities, UCB shall provide him with a company car from the moment of his employment.

The terms associated therewith are explained in Attachment 1 to this contract.

Two sevenths of the expenses for this car, coinciding with the personal use by the second party, shall be carried by him.

UCB reserves the right to review at a later date the terms and conditions of availability of this car.

3. In the event that the second party would undertake compensated functions or perform mandates with Belgian or foreign companies by delegation from UCB, he shall, except as expressly stated otherwise in writing by UCV, return such amount of the fixed or variable compensation to UCB which such company may have awarded him.

4. In the event of deviation from the general rule for determining the age of 65 for retirement of male personnel, special provisions can be applied with respect to Management Personnel. Those provisions are explained in Attachment 2 to this contract.

Prepared in two copies, with each party stating that it has received its copy, in Brussels, June 25, 1985.

Second Party                                          UBC

/S/ BEN VAN ASSCHE         /S/ P. DANOI-SUMELL        /S/ C. JACOBS
------------------         -------------------        -------------
Ben Van Assche             P. Dasnoi-Sumell           C. Jacobs
                           Manager of Personnel       General Manager
                                                      Pharma Sector